Exhibit 10.2

AUTOMATIC EQUITY GRANT PROGRAM
FOR ELIGIBLE DIRECTORS UNDER THE
VITESSE SEMICONDUCTOR CORPORATION
2010 INCENTIVE PLAN

The following provisions set forth the terms of the Automatic Equity Grant Program (the “Program”) for eligible directors of Vitesse Semiconductor Corporation (the “Company”) under the Company’s 2010 Incentive Plan (the “Plan”).  In the event of any inconsistency between the terms contained herein and in the Plan, the Plan shall govern.  All capitalized terms that are not defined herein have the meanings set forth in the Plan.

SECTION 1.  ELIGIBILITY

Each member of the Board of Directors of the Company elected or appointed to the Board who is not otherwise an employee or officer of the Company or any Related Company (an “Eligible Director”) shall be eligible to receive Awards as set forth in the Program, subject to the terms of the Program.

SECTION 2.  EQUITY GRANTS

2.1          Types and Timing of Grants

(a)           Initial Grants.  Upon an Eligible Director’s initial election or appointment to the Board as an Eligible Director, he or she shall automatically receive a Restricted Stock Unit Award for a number of shares of Common Stock determined by dividing $100,000 by the Fair Market Value of a share of the Common Stock on the Grant Date (the “Initial Grant”); provided, however, that a director who is also an employee of the Company or a Related Company but who subsequently ceases such employment status but remains a director shall not be eligible for an Initial Grant.

(b)           Annual Grants

(i)            On the second Monday in January each year, each Eligible Director shall automatically a Restricted Stock Unit Award for a number of shares of Common Stock determined by dividing $55,000 by the Fair Market Value of a share of the Common Stock on the Grant Date (the “Annual Grant”); provided, however, that an Eligible Director who has not served as an Eligible Director continuously from the date of the previous year’s Annual Grant shall receive a prorated Award as set forth in (ii) below.

(ii)           Any individual who initially becomes an Eligible Director after the date of the previous year’s Annual Grant shall automatically be granted a pro-rated Annual Grant to purchase that number of shares of Common Stock obtained by multiplying $55,000 by a fraction, the numerator of which is the difference obtained by subtracting from twelve the number of whole calendar months that elapse from the date such person first becomes an

Eligible Director through the date of the first Annual Grant immediately following the date he or she first becomes an Eligible Director and the denominator of which is twelve.

2.2          Vesting

(a)           Initial Grants.  Each Initial Grant shall each vest and become payable with respect to 1/3 of the Restricted Stock Units on each of the first three anniversaries of the Grant Date, subject to the Participant providing continuous service as a member of the Board of Directors through each applicable vesting date.

(b)           Annual Grants.  Each Annual Grant shall vest and become payable with respect to 100% of the Restricted Stock Units on the first anniversary of the Grant Date, subject to the Participant providing continuous service as a member of the Board of Directors through that date.

SECTION 3.  AMENDMENT, SUSPENSION OR TERMINATION

The Board may amend, suspend or terminate the Program or any portion of it at any time and in such respects as it deems advisable.  Except as provided in the Plan, any such amendment, suspension or termination shall not, without the consent of the Participant, impair or diminish any rights of a Participant under an outstanding Award.

SECTION 4.  EFFECTIVE DATE

The Program shall become effective on the Effective Date of the Plan.

Provisions of the Plan (including any amendments) that are not discussed above, to the extent applicable to Eligible Directors, shall continue to govern the terms and conditions of Awards granted to Eligible Directors.